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                                                                    EXHIBIT 99.1


[ILEX ONCOLOGY LOGO]                         NEWS RELEASE


                     ILEX ONCOLOGY ANNOUNCES FOURTH QUARTER
                            AND YEAR-END 1999 RESULTS

        CAMPATH(R) LEADS ADVANCING PIPELINE OF ANTICANCER DRUG CANDIDATES

SAN ANTONIO, Texas, February 24, 2000 - ILEX(TM) Oncology, Inc. (Nasdaq: ILXO) today reported operating highlights and financial results for the quarter and year ended December 31, 1999.

"1999 was a pivotal year for ILEX," said President and CEO Richard Love. "We achieved a number of important milestones, positioning ILEX to become the industry's leading pharmaceutical company focused predominantly on cancer."

FOURTH QUARTER 1999 AND EARLY 2000 OPERATING HIGHLIGHTS

o Submission in late December 1999 of a Biologics License Application to the U.S. Food and Drug Administration for CAMPATH(R) (alemtuzumab), an investigational humanized monoclonal antibody. ILEX and its development partner, Millennium Pharmaceuticals, were notified in February 2000 that their application has officially been accepted for filing. A decision on the merits of the application is expected by mid-year.


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o        Completion of a $64.4 million secondary public offering of ILEX common stock in late November. Of the shares sold, 4.2 million were newly issued by the Company, while a selling stockholder sold the remaining 400,000 shares. Net proceeds to the Company were $55.3 million.

o A 60% increase in fourth quarter 1999 revenues over the same period a year earlier from ILEX Oncology Services, Inc., the Company's contract research services (CRO) business.

o Promotion of three senior managers in January 2000 to new corporate positions: Michael T. Dwyer to senior vice president-administration, Gregory L. Weaver to vice president and chief financial officer, and Ronald G. Tefteller to vice president and general counsel. Dwyer also continues as president and chief operating officer of ILEX Oncology Services, Inc.

RECENT PUBLICATIONS BY MEDICAL RESEARCHERS

o Publication of 17 abstracts on CAMPATH at the American Society of Hematology annual meeting in New Orleans in December.

o Presentation of an abstract on APOMINE(TM), an apoptosis inducer being jointly developed by ILEX and Symphar S.A., at a special plenary session for top-rated abstracts at the International Conference on Molecular Targets and Cancer Therapeutics meeting in Washington, D.C. in November.

o Publication of a manuscript in The Journal of Biological Chemistry in January 2000 reporting on CANSTATIN(TM), a collagen fragment being studied in relation to angiogenesis and tumor growth.


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"ILEX is off to a strong start this year, having taken a number of key steps in
1999," Love said. "Our lead product candidate, CAMPATH, a humanized monoclonal antibody, is before the FDA now, with a decision expected by mid-year. Patient accrual is progressing on our Phase III registration trial to study the effects of eflornithine on preventing the recurrence of superficial bladder cancer. At the same time, our five other products in clinical development are advancing in a disciplined fashion. We made our first acquisition of another company in 1999, adding a platform of emerging angiogenesis inhibitors, a research laboratory in Boston and access to a team of key research thought leaders. Through private placements and our recent public offering of common stock, we are positioned financially to continue advancing our pipeline while exploring opportunities to acquire other late-stage anticancer agents. While we've contracted the marketing and distribution rights for CAMPATH to Schering AG, we intend to eventually build our own sales and marketing force for future products, completing our transition to becoming a leading oncology pharmaceutical company."

Discussing the performance of the Company's CRO business, Dwyer said, "The restructuring steps taken in the second quarter of 1999, along with improvements to our management team and better labor utilization, resulted in continued operating income growth in our CRO business in the fourth quarter. We signed approximately $25 million in new business contracts during the year, up 48% over 1998, giving us a strong base of business going into 2000. In addition to building a viable business, ILEX Services continues to be an important strategic asset giving ILEX product in-licensing opportunities it might not otherwise have."


FOURTH QUARTER 1999 FINANCIAL RESULTS


Total revenue for the quarter increased 40.5% to $5.2 million, compared with $3.7 million in the fourth quarter of 1998. This includes $4.0 million in revenue from the Company's CRO business, up 60% from $2.5 million in the same period a year ago.


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Research and development (R&D) spending, including equity in losses from R&D partnerships, totaled $4.6 million, up 4.5% from $4.4 million in the same period a year ago.

Total net loss for the fourth quarter of 1999 was $2.8 million, or a loss of $0.15 per share, compared to a net loss of $5.4 million, or a loss of $0.43 per share, in the fourth quarter of 1998.

As of December 31, 1999, ILEX had $89.1 million in cash, cash equivalents and investments in marketable securities, which included the net proceeds from the public offering of approximately $55.3 million.


YEAR-END 1999 FINANCIAL RESULTS

Total revenue for 1999 increased 25.2% to $17.9 million, compared with $14.3 million in 1998. This includes $13.5 million in revenue from the Company's CRO business, up 39.2% from $9.7 million a year ago. Additionally, in 1999, the Company performed approximately $4.4 million of CRO services for L&I Partners (the Company's R&D partnership with Millennium Pharmaceuticals for the development of CAMPATH), down 4.3% from $4.6 million in 1998.

R&D spending, including equity in losses from the R&D partnerships, totaled $19.8 million in 1999, up 14.5% from $17.3 million in 1998, excluding a one-time charge of $3.3 million in the 1998 first quarter for the cost of in-licensing THP-Dox. The increase in R&D spending was attributable to increased costs in 1999 associated with the continued development of the Company's product pipeline.

Total net loss for 1999 was $46.0 million, or a loss of $3.03 per share, compared to a net loss of $21.2 million, or a loss of $1.71 per share, a year ago. Excluding several one-time charges incurred during 1999, net loss for the year would have been approximately $17.7 million, or a loss of $1.17 per share. These one-time charges included $13.9 million


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related primarily to the termination of the Company's agreement with PRN
Research, Inc., a $3.3 million loss from the Company's contract research affiliate, and the $11.1 million in-process research and development write-off from the third quarter acquisition of Convergence Pharmaceuticals.

COMPANY DESCRIPTION

ILEX Oncology, Inc. is a drug development company focused exclusively on accelerated development of drugs for the treatment and prevention of diseases. The company does this in two ways: by advancing a diversified portfolio of therapeutic drugs through its ILEX Products subsidiary, and, by offering drug development services on a contract basis to pharmaceutical and biotech companies through its ILEX Oncology Services subsidiary. These complementary businesses draw from the company's core relationships with international oncology experts, strategic alliances -- providing unparalleled access to patient recruitment for clinical trials, and simultaneous European and US drug development and approval capabilities.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the early stage of the Company's compounds under development; risks in technology and product development; failure to successfully complete clinical trials; failure to receive market clearance from regulatory agencies; dependence on third parties and partners and those risks described in the Company's Form S-3 filed January 25, 2000 (Commission file #333-95353), and the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and in other filings made by the Company with the SEC. The Company disclaims any obligation to update these forward-looking statements.

Contact:

Ann Stevens, Investor Relations, (210) 949-8230


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                               ILEX ONCOLOGY, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In Thousands)




                                                               December 31,    December 31,
                                                                   1999            1998
                                                               ------------    ------------
ASSETS
 Cash, cash equivalents, and marketable securities             $     89,126    $     26,025
 Accounts receivable, net                                             7,144           3,548
 Prepaid expenses and other assets                                    1,914           1,269
 Investment in and advances to joint ventures and affiliates         (2,534)            701
 Intangible asset, net of amortization                                   --           6,704
 Property and equipment, net of accumulated depreciation              4,704           4,441
                                                               ------------    ------------
             TOTAL ASSETS                                      $    100,354    $     42,688
                                                               ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities                                           $     10,324    $      6,380
 Long-term liabilities                                                  369             404
 Minority Interest                                                    5,082              --
 Stockholders' equity                                                84,579          35,904
                                                               ------------    ------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $    100,354    $     42,688
                                                               ============    ============

                               ILEX ONCOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)


                                                      Twelve Months            Three Months
                                                         Ended                    Ended
                                                      December 31,             December 31,
                                                  --------------------    --------------------
                                                    1999        1998        1999        1998
                                                  --------    --------    --------    --------
OPERATING REVENUE:
  Product development                             $  4,407    $  4,622    $  1,260    $  1,132
  CRO                                               13,457       9,650       3,975       2,537
                                                  --------    --------    --------    --------
           Total revenue                            17,864      14,272       5,235       3,669
                                                  --------    --------    --------    --------

OPERATING EXPENSES:
  Research and development                          15,990      16,127       4,603       3,298
  CRO                                               13,227      10,875       3,326       2,709
  General and administrative                         4,063       4,354         696         837
  Special charges                                   13,882          --          --          --
  In-process research and development               11,124          --          --          --
                                                  --------    --------    --------    --------
           Total operating expenses                 58,286      31,356       8,625       6,844
                                                  --------    --------    --------    --------

OPERATING LOSS                                     (40,422)    (17,084)     (3,390)     (3,175)
                                                  --------    --------    --------    --------

OTHER INCOME (EXPENSE):
  Equity in losses of:
   Research and development partnerships            (3,824)     (4,453)         27      (1,063)
   Contract research affiliate                      (3,310)     (1,541)         --      (1,470)
   Interest income                                   1,700       1,850         785         347
   Minority interest in consolidated subsidiary        (82)         --         (75)         --
                                                  --------    --------    --------    --------
LOSS BEFORE INCOME TAXES                           (45,938)    (21,228)     (2,653)     (5,361)

  Provision for foreign income taxes                   117          --         117          --
                                                  --------    --------    --------    --------

NET LOSS                                          $(46,055)   $(21,228)   $ (2,770)   $ (5,361)
                                                  ========    ========    ========    ========

BASIC AND DILUTED NET LOSS PER SHARE              $  (3.03)   $  (1.71)   $   (.15)   $   (.43)
                                                  ========    ========    ========    ========

WEIGHTED AVERAGE SHARES USED IN
COMPUTING BASIC AND DILUTED LOSS                    15,183      12,450      18,791      12,640
   PER SHARE OF COMMON STOCK                      ========    ========    ========    ========